Exhibit 99.1

Universal Technical Institute, Inc. Announces Preliminary Fiscal 2006 Second Quarter Results and Reduces Estimates for Fiscal Year Ending September 30, 2006

PHOENIX, April 12, 2006 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced preliminary results for the second quarter ended March 31, 2006 and reduced estimates for the fiscal year ending September 30, 2006.

The following anticipated results are preliminary and based on partial information that includes estimates and assumptions made by management.

Second quarter ended March 31, 2006 anticipated results:

•	The company expects revenue for the second quarter ended March 31, 2006 to be approximately $88 to $89 million.

•	The company expects the net income margin to range from 9.5% to 10.0% for the quarter ended March 31, 2006, excluding equity based compensation expense.

•	The company expects the net income margin to range from 8.5% to 9.0% for the quarter ended March 31, 2006, including equity based compensation expense.

The company will release fiscal second quarter results on May 9, 2006.

For reporting periods subsequent to the second quarter of fiscal 2006 ended March 31, 2006, the company is revising fiscal 2006 revenue and net income margin guidance previously provided.

Fiscal year ending September 30, 2006 estimates:

•	The company is targeting an 11.0% to 13.0% increase in net revenue for the year ending September 30, 2006 as compared to the prior year.

•	The company is targeting the net income margin, excluding the impact of equity based compensation, for fiscal 2006 ranging from 9.0% to 10.0%.

•	The company is targeting the net income margin including the impact of equity based compensation for fiscal 2006, ranging from 8.0% to 9.0%.

These estimates are subject to change.  Due to the unpredictable nature of the external environment, as well as expected investments and changes to infrastructure, the company is discontinuing guidance for future periods.  As such the company will not update guidance for fiscal 2006 nor provide guidance for fiscal 2007.   This change is consistent with management’s continued focus on the long term goals of the business investing where necessary to sustain our leadership position within the industries the company serves.

Business Outlook:

While the company is focused on stabilizing key operating trends such as persistence, and show rates, external and internal factors continue to negatively impact the company’s ability to recruit, show and retain students according to plan.  Specifically, recruitment efforts and student starts in the southern region lag the prior year due to the lingering hurricane impact and the recovery efforts in the south.  A strong labor market across the country coupled with affordability concerns due to climbing interest rates and increased gas prices have made it more challenging and expensive to recruit and start students.  Historically, the company has been able to overcome such external forces by modifying educational programs, utilizing different pricing strategies and investing in sales and marketing.  In response to both the external environment and the internal issues, the company is modifying its sales and marketing strategies to effect necessary change.  It is difficult to predict when the external environment will turn more favorable, but the company is optimistic that in time its strategies will be effective.

In March 2006 the company experienced a solid rebound in its lead generating activities following weakening performance during the first fiscal quarter and the majority of the second fiscal quarter.  The lead shortfall to date is attributed to the external issues cited previously as well as the disruption caused by the transition to a new advertising agency and call center.  While the company expects to see an increased number of students in school as a result of the changes in its advertising and marketing as well as the continued  investment in its centralized future student services function, at this time the company does not expect to realize such benefit until early fall of fiscal 2006.

Demand for the company’s graduates remains very strong.  In order to deepen and sustain the company’s leadership position in the recruitment, training and placement needs of its industry customers, the company intends to invest heavily in sales and marketing efforts to attract new students and increase capacity utilization at our ten campuses.  In addition, investments in infrastructure associated with continued growth and sustainability are planned.  As such, quarterly and annual periods are expected to have additional expenses in comparison to historical periods.  The company’s long term opportunities and goals remain unchanged.  The company is committed to growing profitably while reinvesting in the business and at the same time creating shareholder value.

“A confluence of external factors and internal issues have negatively impacted our ability to recruit, show and retain students as planned.   While we have worked diligently to overcome the obstacles, and have realized some recent success as a result of our efforts, we now believe it would be very difficult to overcome the issues inside of this fiscal year. The demand for our graduates remains very strong as do the fundamentals of the business. We will continue to focus on the areas of opportunity that supports our purpose, strengthens our leadership position, drives near-term  improvement and builds long term success”, said Kimberly McWaters, President and Chief Executive Officer of Universal Technical Institute, Inc.

In addition the company adopted Statement of Financial Accounting Standards No. 123(R) effective October 1, 2005.  SFAS No. 123(R) requires the company to recognize equity based compensation expense for all stock option and other equity-based awards.  Prior to its adoption of SFAS No. 123(R), the company accounted for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25.

As a result of the company’s adoption of SFAS No. 123(R), the company’s press release includes certain financial measures that may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission.  These non-GAAP financial measures are provided to enhance the reader’s overall understanding and provide greater comparability of the company’s interim and annual financial performance for fiscal 2006.  This information should be considered in conjunction with the company’s financial results prepared in accordance with GAAP.

About Universal Technical Institute

Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  The company offers undergraduate degree, diploma and certificate programs at ten campuses across the United States, and manufacturer-sponsored advanced programs at 20 dedicated training centers.  Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).

Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company’s recruiting, advertising and promotional efforts, changes to interest rates and low unemployment.  Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference.  The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.